Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ROCKET FUEL INC., a Delaware corporation,

at

$2.60 NET PER SHARE

Pursuant to the Offer to Purchase dated August 2, 2017

by

FUEL ACQUISITION CO., a Delaware corporation

and a wholly owned subsidiary of

SIZMEK INC., a Delaware corporation.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 29, 2017, UNLESS THE OFFER IS EXTENDED.

August 2, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 2, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Fuel Acquisition Co., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Sizmek Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Rocket Fuel Inc., a Delaware corporation (the “Company”), at a purchase price of $2.60 per Share, net to the seller in cash without interest, less any applicable withholding taxes (the “Per Share Amount”), upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of the Company from the President, Chief Executive Officer and director of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account pursuant to the Offer.

Please note carefully the following:

1.	The offer price for the Offer is $2.60 per Share, net to you in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 17, 2017 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, the Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser and Company will merge (the “Merger”).

4.	The board of directors of the Company (the “Board”) has unanimously determined that it is in the best interests of the Company and its stockholders, and advisable, to enter into the Merger Agreement and consummate the Offer and the Merger upon the terms and subject to the conditions set forth in the Merger Agreement, approved the Merger Agreement and its execution and delivery by the Company, the performance by the Company of its covenants and other obligations in the Merger Agreement, and the consummation of the Transactions in accordance with the General Corporation Law of the State of Delaware, and recommended that the Company’s stockholders accept the Offer and tender their shares to Purchaser pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of August 29, 2017, unless the Offer is extended by the Purchaser. Previously tendered Shares may be withdrawn at any time until the Offer has expired.

6.	The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ROCKET FUEL INC., a Delaware corporation,

at

$2.60 NET PER SHARE

Pursuant to the Offer to Purchase dated August 2, 2017

by

FUEL ACQUISITION CO., a Delaware corporation

and a wholly owned subsidiary of

SIZMEK INC., a Delaware corporation.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 29, 2017, UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 2, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Fuel Acquisition Co., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Sizmek Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Rocket Fuel Inc., a Delaware corporation, at a purchase price of $2.60 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                  SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:                , 201

(Signatures(s))

(Please Print Name(s))

Address:

(Include Zip Code)

Area Code and Telephone Number:

Taxpayer Identification Number or Social Security Number:

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